Back to Form 10-Q
Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WELLCARE HEALTH PLANS, INC.

WellCare Health Plans, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Board of Directors of the Corporation, at a duly constituted meeting held in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Bylaws of the Corporation, duly adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) as set forth below.

SECOND: Paragraph (D) of Article V of the Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

(D)         Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that no existing Class III director serving the remaining portion of a multi-year term may be removed during any part of his or her remaining multi-year term except for cause.

THIRD:  Paragraph (H) of Article V of the Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

(H)         Election of Directors; Declassification of Board.  At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.  Until the 2010 annual meeting of stockholders, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable.  At the 2009 annual meeting of stockholders, both the Class I and Class II directors shall be elected for one-year terms expiring at the 2010 annual meeting of stockholders; and at the 2010 annual meeting of stockholders, the terms of the then-serving Class I, Class II and Class III directors shall expire, and at such annual meeting and at each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting and shall serve until his or her successor shall be elected and qualified.  From and after the 2010 annual meeting of stockholders, the directors shall no longer be divided into classes.  Each Class I and Class II director elected at the 2009 annual meeting of stockholders shall serve for a one-year term as provided herein notwithstanding that the amendments to effect the declassification of the Board of Directors as provided herein may be filed with the Secretary of State of the State of Delaware after the 2009 annual meeting of stockholders at which such Class I or Class II director was elected and such amendments were approved and adopted by the stockholders.

FOURTH: The amendments to the Certificate of Incorporation as set forth above were duly adopted and approved by the holders of at least 66 2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders of the Corporation held in accordance with Section 211 of the DGCL.

FIFTH: The amendments to the Certificate of Incorporation set forth above were duly adopted in accordance with the requirements of Section 242 of the DGCL.

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IN WITNESS WHEREOF, WellCare Health Plans, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer as of July 30, 2009.

WELLCARE HEALH PLANS, INC.

By:           /s/ Timothy S. Susanin
Name:     Timothy S. Susanin
General Counsel and Secretary